Exhibit 3.1

BCS/CD-510 (Rev. 12/05)
MICHIGAN DEPARTMENT OF LABOR & ECONOMIC GROWTH BUREAU OF COMMERCIAL SERVICES
Date Received	(FOR BUREAU USE ONLY) FILED AUG 30 2006 Administrator BUREAU OF COMMERCIAL SERVICES

Tran Info:1 12090710-1 08/28/06
Chk#: 00133388 Amt: $10.00
ID: 065723

This document is effective on the date filed, unless a
subsequent effective date within 90 days after received
date is stated in the document.

Name Sherry Abbott
Address 1411 Third Street, Ste. A
City State Zip Code Port Huron MI 48060	Effective Date:
    Document will be returned to the name and address you enter above.
       If left blank document will be amiled to the registered office.

RESTATED ARTICLES OF INCORPORATION
For use by Domestic Profit Corporations
(Please read information and instructions on the last page)

Pursuant to the provisions of Act 284, Public Acts of 1972, the undersigned corporation executes the following Articles:

1.	The present name of the corporation is:	SEMCO Energy, Inc.
2.	The identification number assigned by the Bureau is:	065723
3.	All former names of the corporation are:	Southeastern Michigan Gas Enterprises, Inc.
4.	The date of filing the original Articles of Incorporation was:	March 3, 1977

The following Restated Articles of Incorporation supersede the Article of Incorporation as amended and shall be the Articles of Incorporation for the corporation:

SEE ATTACHED FOR FULL SET OF RESTATED ARTICLES,
WHICH ARE INCORPORATED HEREIN BY REFERENCE.

RESTATED ARTICLES OF INCORPORATION

SEMCO ENERGY, INC.

ARTICLE I.

            The name of the corporation is SEMCO Energy, Inc.

ARTICLE II.

            The purpose or purposes for which the corporation is organized is to engage in any activity within the purposes for which corporations may be organized under the Business Corporation Act of Michigan.

ARTICLE III.

            SECTION 1.      The total authorized capital stock consists of (a) 500,000 shares of Cumulative Preferred Stock of the par value of $1 per share, issuable in series as hereinafter provided, designated “Cumulative Preferred Stock, $1 Par Value”, (b) 3,000,000 shares of Preference Stock designated “Preference Stock, $1 Par Value”, and (c) 100,000,000 shares of stock of the par value of $1 per share, designated “Common Stock, $1 Par Value.”

            SECTION 2.      The following is a description of each class of shares of the Corporation, with the voting powers, preferences and rights and qualifications, limitations or restrictions thereof.

            DIVISION A.      Cumulative Preferred Stock, $1 Par Value

            (1)        Issuable in Series:  The Cumulative Preferred Stock may be divided into and issued in series.  Each series shall be so designated as to distinguish the shares thereof from the shares of all other series and classes of shares.  All shares of the Cumulative Preferred Stock shall be identical except as to the following relative rights and preferences as to which there may be variations between the series:

            (a)        The rate of dividends and the extent of further participation in dividend distribution, if any;

            (b)        The price at and the terms and conditions on which the shares are redeemable;

            (c)        The amount payable upon shares in event of voluntary or involuntary liquidation;

            (d)        Sinking fund provisions for the redemption or purchase of shares;

            (e)        The terms and conditions on which shares are convertible.

                        The Board of Directors is hereby expressly vested with authority and shall have authority by resolution or resolutions from time to time adopted to divide the shares of the Cumulative Preferred Stock into series and, with the limitations set forth in the laws of the State of Michigan and in these articles, fix and determine the relative rights and preferences of the shares of any series so established.

            (2)        Dividends:  The holders of Cumulative Preferred Stock shall be entitled to receive out of the surplus of the Corporation, if, when and as declared by the Board of Directors in its discretion, preferential dividends at the rate fixed for each series payable quarterly on the 15th day of February, May, August and November in each year (the periods between such dates, commencing on such dates, are hereby designated as “dividend periods”) before any dividends shall be declared or paid upon or set apart for, or other distribution shall be ordered or made in respect of, the Common Stock or Preference Stock.  Such dividends on the Cumulative Preferred Stock, shall commence to accrue and be cumulative from the first day of the quarterly dividend period in which such Cumulative Preferred Stock are issued or at such other date in said quarterly dividend period as shall be fixed in the resolution of the Board of Directors establishing any series.  No dividends shall be declared on the shares of Cumulative Preferred Stock of any series for any quarterly dividend period unless for the same quarterly dividend period there shall likewise be declared upon all shares of Cumulative Preferred Stock of all other series at the time outstanding like dividends in proportion to the annual dividend rates fixed for such series, respectively, to the extent that such shares are entitled to receive dividends for such quarterly dividend period.  If full cumulative dividends on the outstanding Cumulative Preferred Stock at the rate aforesaid for all past dividend periods to the end of the then current dividend period shall not have been paid or declared and a sum sufficient for the payment thereof set apart, the amount of the deficiency shall be fully paid, but without interest, or dividends upon the Cumulative Preferred Stock in such amount shall be declared and a sum sufficient for the payment thereof set apart, before any dividends shall be declared or paid upon or set apart, for, or any other distribution shall be ordered or made in respect of, the Common Stock or Preference Stock and before any sums shall be paid or set apart for the redemption of less than all of the Cumulative Preferred Stock then outstanding or for the purchase or other retirement of any Cumulative Preferred Stock.

            (3)        Preference Upon Liquidation:  In the event of any liquidation, dissolution or winding up of the Corporation, or any reduction of its capital, resulting in any distribution of its assets to its stockholders, the holders of Cumulative Preferred Stock shall be entitled to receive, for each share thereof, out of the assets of the Corporation, whether from capital, surplus or earnings, available for distribution to its shareholders, an amount fixed for each series as, or in the manner, hereinabove provided before any distribution of assets of the Corporation shall be made to the holders of Common Stock or Preference Stock; but the holders of Cumulative Preferred Stock shall be entitled to no further participation in such distribution.  If, upon any such liquidation, dissolution, winding up or reduction, the assets of the Corporation distributable as aforesaid among the holders of Cumulative Preferred Stock shall be insufficient to permit the payment to them of the full preferential amounts, then the entire assets of the Corporation to be so distributed shall be distributed ratably among all the holders of Cumulative Preferred Stock in proportion to the full preferential amounts to which they are respectively entitled.  Nothing in this paragraph shall be deemed to prevent the purchase or redemption of Cumulative Preferred Stock or the purchase of Common Stock or purchase or redemption of Preference Stock in any manner permitted by law or herein provided for; provided, however, that anything herein to the contrary notwithstanding, the Corporation shall not, so long as any Cumulative Preferred Stock remain outstanding, purchase any of its Common Stock or purchase or redeem any of its Preference Stock.  A consolidation or merger of the Corporation, or a sale or transfer of substantially all of its assets as an entirety, shall not be regarded as a liquidation, dissolution or winding up of the Corporation or as a reduction of its capital.

            (4)        Redemption and Purchase:  The Corporation may, at its option, expressed by resolution of its Board of Directors, at any time or from time to time, redeem the whole or any part of any series of Cumulative Preferred Stock at the redemption price for each share fixed for such series.  Notice of any proposed redemption of Cumulative Preferred Stock shall be given by the Corporation, by mailing a copy of such notice at least 30 days prior to the date fixed for such redemption to the holders of record of the Cumulative Preferred Stock to be redeemed, at their respective addresses appearing on the books of the Corporation.  If less than all of any series of the Cumulative Preferred Stock are to be redeemed as herein provided, the redemption shall be made in such amount, at such place, by such method, either by lot or pro rata, and subject to such provisions of convenience as shall from time to time be provided by bylaws of the Corporation or be determined by resolution of the Board of Directors.  From and after the date fixed in any such notice as the date of redemption, unless default shall be made by the

Corporation in providing moneys at the time and place specified for the payment of the redemption price pursuant to said notice, all dividends on the Cumulative Preferred Stock thereby called for redemption shall cease to accrue; and from and after the date so fixed (unless the default be made as aforesaid) or the date of the earlier deposit by the Corporation, in a special account with a solvent bank or trust company doing business in the City of Chicago, Illinois, of funds sufficient for such redemption (a statement of the intention so to deposit having been included in said notice), all rights of the holders of said Cumulative Preferred Stock so called for redemption as shareholders of the Corporation, except only the right to receive the redemption price without interest, shall cease and determine, and such shares shall be deemed no longer to be outstanding; but the making of said deposit with any such bank or trust company shall not relieve the Corporation of liability for payment of the redemption price.  Any moneys so deposited which shall remain unclaimed by the holders of such Cumulative Preferred Stock at the end of six (6) years after the redemption date, together with any interest thereon that shall have been allowed by the bank or trust company with which the deposit shall have been made, shall be paid by it to the Corporation.  The Corporation may also, from time to time, purchase any of its Cumulative Preferred Stock with any funds available for such purpose at not exceeding the price at which the same may be redeemed.  No redemption or purchase of Cumulative Preferred Stock as herein provided shall be made or ordered (i) unless full cumulative dividends at the appropriate dividend rate upon all of the Cumulative Preferred Stock then outstanding which is not to be redeemed or purchased, from the date from which dividends on such Cumulative Preferred Stock became cumulative to the end of the then current dividend period for such Cumulative Preferred Stock, shall have been paid or declared and a sum sufficient for the payment thereof set apart and (ii) unless provision shall have been made for the satisfaction of any obligations then or theretofore matured in respect of any sinking fund for the benefit of Cumulative Preferred Stock which is then outstanding and is not to be redeemed or purchased.  Any amounts applied out of the surplus of the Corporation to the purchase or redemption of any of its Cumulative Preferred Stock shall be charged against paid-in surplus or earned surplus, as the Board of Directors may in its discretion determine.  The redemption, purchase or acquiring by the Corporation of any shares of Cumulative Preferred Stock shall not be deemed to reduce the authorized number of shares of stock of the Corporation.  Any shares of the Cumulative Preferred Stock redeemed, retired, purchased or otherwise acquired (including shares acquired by conversion) shall be cancelled and shall assume the status of authorized but unissued Cumulative Preferred Stock in the same manner as if the shares had never been issued as shares of any series of the Cumulative Preferred Stock and be undesignated as to future series.

            (5)        Restriction on Certain Corporate Action and Voting Power:  The holders of the Cumulative Preferred Stock shall be entitled to vote only as in this paragraph (5) provided, or as otherwise required by law.  In any case where the holders of the Cumulative Preferred Stock shall not be entitled to vote, they shall not be entitled to notice of any shareholders’ meeting except as otherwise provided by law.

                        If at any time the Corporation shall fail to declare and pay or set apart for payment in full eight quarterly dividends (whether or not consecutive) on all of the outstanding Cumulative Preferred Stock, then the holders of the outstanding Cumulative Preferred Stock shall, thereupon, have the right, voting as a single class irrespective of series, to elect such number of directors of the Corporation as shall constitute one less than the smallest number of directors necessary to constitute a majority of the full Board of Directors, and such right shall continue (and may be exercised at any annual or other meeting of shareholders for the election of Directors) until the Corporation shall have paid or declared and set apart for payment all accrued dividends on the Cumulative Preferred Stock for all past quarterly dividend periods.  The term of office of all persons who may be Directors of the Corporation at any time when such right shall accrue to the holders of the Cumulative Preferred Stock, shall terminate upon the election of their successors at a special meeting of shareholders of the Corporation, which shall be held, at any time after the accrual of such right, upon the notice provided in the bylaws of the Corporation for the annual meeting of shareholders at the request in writing of the holders of record of at least 5% of the number of Cumulative Preferred Stock then outstanding.  In default of the calling of said meeting by a proper officer of the Corporation within five days after the making of such request, such meeting may be called on like notice by the holders of record of at least 5% of the number of Cumulative Preferred Stock then outstanding, for which purpose such holders of the Cumulative Preferred Stock shall have the right to have access to the stock books of the Corporation.  If such special meeting is not called prior to the next annual meeting, the holders of the Cumulative Preferred Stock, voting as a single class irrespective of series, shall elect the minority of the Board of Directors at such annual meeting, unless previously thereto all such dividend defaults shall have been cured.  Upon the termination at any time of such right of the holders of the Cumulative Preferred Stock to elect a minority of the Board of Directors, the term of office of all Directors then in office shall end upon the election of their successors, which election may be held on like notice at a special meeting called at the request in writing of the holders of record of at least 5% of the number of shares of stock entitled to vote then outstanding.  If such special meeting is not called within five (5) days after the making of such request by a proper officer of the Corporation, such meeting may be called on like notice by the holders of record of at least 5% of such outstanding stock, for which purpose such holders shall have access to the stock books of the Corporation.  If such special meeting is not called prior to the next annual meeting, a Board of Directors shall be elected at such annual meeting.

In addition to any other approvals or consents herein required, the Corporation shall not, without the consent of the holders of record of at least two-thirds of the Cumulative Preferred Stock, at the time outstanding, voting as a single class irrespective of series, given by their affirmative vote at an annual or special meeting called for that purpose, (i) authorize or issue any other class of stock having a priority or preference over or ranking on a parity with the Cumulative Preferred Stock as to dividends or assets, or (ii) amend the provisions hereof so as to affect adversely any of the powers, preferences or special rights hereby given to the Cumulative Preferred Stock.

(6)    Certificate of Designation of 5.00% Series B Convertible Cumulative Preferred Stock of SEMCO Energy, Inc. (Pursuant to Section 302 of the Michigan Business Corporation Act).

SEMCO Energy, Inc., a corporation organized and existing under the laws of the State of Michigan (the “Corporation”), does hereby certify that the following resolution was duly adopted pursuant to the authority of the Board of Directors of the Corporation, with the provisions thereof fixing the number of shares of the series, the dividend rate, the liquidation preference and other terms being set through a duly authorized Pricing Committee of the Board of Directors:

RESOLVED, that, pursuant to the authority expressly granted to and vested in the Board of Directors of the Corporation pursuant to the provisions of Article III of the Restated Articles of Incorporation of the Corporation, as amended (the “Articles of Incorporation”) and pursuant to Section 302 of the Michigan Business Corporation Act, the Board of Directors hereby establishes a series of the preferred stock of the Corporation and hereby states that the series’ designations, relative rights, preferences, privileges, powers and restrictions (in addition to the provisions set forth in the Articles of Incorporation, which are applicable to the preferred stock of all series) shall be as follows:

1.
Designation and Amount. Of the 500,000 shares of Cumulative Preferred Stock, $1 par value, authorized pursuant to the Articles of Incorporation, a series of preferred stock is hereby designated as the “5.00% Series B Convertible Cumulative Preferred Stock” (the “Preferred Stock”), and the number of shares of such series shall be 350,000. Such number of shares may be increased (but not in excess of the total number of authorized shares of Preferred Stock) by resolution of the Board of Directors.

2.	Ranking. The Preferred Stock, with respect to dividend rights or rights upon the Corporation’s liquidation, winding-up or dissolution, ranks:

(a)
senior to all classes of the Corporation’s common stock (“Common Stock”), Preference Stock and to each other class of capital stock or series of preferred stock established after the Issue Date, the terms of which do not expressly provide that such class or series ranks senior to or on a parity with the Preferred Stock as to dividend rights or rights upon the Corporation’s liquidation, winding-up or dissolution (“Junior Stock”);

(b)
on a parity, in all respects, with any class of capital stock or series of preferred stock established after the Issue Date, the terms of which expressly provide that such class or series will rank on a parity with the Preferred Stock as to dividend rights or rights upon the Corporation’s liquidation, winding-up or dissolution (“Parity Stock”); and

(c)
junior to each class of capital stock or series of preferred stock established after the Issue Date, the terms of which expressly provide that such class or series will rank senior to the Preferred Stock as to dividend rights or rights upon the Corporation’s liquidation, winding-up or dissolution (“Senior Stock”).

3.
Liquidation Rights. In the event of liquidation, winding-up or dissolution of the Corporation or any reduction of its capital resulting in any distribution of its assets to its shareholders, each Holder of Preferred Stock shall be entitled to receive and to be paid out of the assets of the Corporation available for distribution to shareholders, before any payment or distribution is made to holders of Junior Stock with respect to liquidation preference (including Common Stock), a liquidation preference in the amount of $200 per share of Preferred Stock (the “Liquidation Preference”), plus accumulated and unpaid dividends on the shares of Preferred Stock to the date fixed for liquidation, winding-up or dissolution.

4.
Voting Rights. The Holders shall have no voting rights except as set forth in Article III, Section 2, Division A, paragraph 5 of the Articles of Incorporation. The authorization of, the increase in the authorized amount of, or the issuance of any shares of any class of Junior Stock (as to rights upon the liquidation, winding-up or dissolution of the Corporation) will not be deemed to affect adversely the powers, preferences or special rights of the Holders.

5.	Dividends.

(a)
Each Holder shall be entitled to receive cumulative cash dividends at the rate per annum of 5.00% per share on the Liquidation Preference per share of Preferred Stock (equivalent to $10.00 per annum per share). Dividends on the Preferred Stock (including Additional Dividends, if any) will be payable quarterly in arrears on each Dividend Payment Date at such annual rate, and shall accumulate from the most recent date as to which dividends shall have been paid or, if no dividends have been paid, from the Issue Date of the Preferred Stock, whether or not in any dividend period or periods such dividends have been declared or there have been funds legally available for the payment of such dividends. Dividends with respect to each Dividend Payment Date shall be payable to Holders of record as they appear on the stock register of the Corporation on the immediately preceding February 1, May 1, August 1 and November 1. Accumulations of dividends on shares of Preferred Stock shall compound quarterly. Dividends payable on the Preferred Stock for any period less than a full dividend period (based upon the number of days elapsed during the period) shall be computed on the basis of a 360-day year consisting of twelve 30-day months.

(b)
No dividend will be declared or paid upon, or any sum set apart for the payment of dividends upon any outstanding share of the Preferred Stock with respect to any dividend period unless all dividends for all preceding dividend periods have been declared and paid or declared and a sufficient sum set apart for the payment of such dividend upon all outstanding shares of Preferred Stock.

(c)
No dividends or other distributions (other than a dividend or distribution payable solely in shares of Parity Stock or Junior Stock (as to dividend rights), in the case of Parity Stock, or Junior Stock (as to dividend rights), in the case of Junior Stock, and cash in lieu of fractional shares) may be declared, made or paid, or set apart for payment upon, any Parity Stock or Junior Stock (as to dividend rights), nor may any Parity Stock or Junior Stock (as to dividend rights) be redeemed, purchased or otherwise acquired for any consideration (or any money paid to or made available for a sinking fund for the redemption of any Parity Stock or Junior Stock (as to dividend rights)) by the Corporation or on the Corporation’s behalf (except by conversion into or exchange for shares of Parity Stock or Junior Stock (as to dividend rights), in the case of Parity Stock, or Junior Stock (as to dividend rights), in the case of Junior Stock) unless all accumulated and unpaid dividends have been or contemporaneously are declared and paid, or are declared and a sum sufficient for the payment thereof is set apart for such payment, on the Preferred Stock and any Parity Stock (as to dividend rights) for all dividend payment periods terminating on or prior to the date of such declaration, payment, redemption, purchase or acquisition. Notwithstanding any other provision hereof, so long as any shares of the Preferred Stock remain outstanding, the Corporation shall not purchase or redeem any of its Junior Stock.

(d)
Notwithstanding the preceding paragraphs (a), (b) and (c), if full dividends have not been paid on the Preferred Stock and any Parity Stock, dividends may be declared and paid on the Preferred Stock and such Parity Stock so long as the dividends are declared and paid pro  rata so that the amounts of dividends declared per share on the Preferred Stock and such Parity Stock will, in all cases, bear to each other the same ratio that accumulated and unpaid dividends per share on the shares of the Preferred Stock and such Parity Stock bear to each other.

Holders will not be entitled to any dividend, whether payable in cash, property or stock, in excess of full cumulative dividends.

6.	Conversion Rights.

(a)
Subject to the terms and provisions of this Section 6, each Holder shall have the right, at its option, exercisable at any time and from time to time from the Issue Date to convert its shares of Preferred Stock, in whole or in part, into shares of the Common Stock, unless the Corporation has redeemed or purchased those shares. The conversion rate initially shall be 26.1438 shares of Common Stock per share of Preferred Stock, subject to adjustment as described below (the “Conversion Rate”). The conversion price of a share shall be equal to $200 divided by the then applicable Conversion Rate at the time of determination (the “Conversion Price”). The initial Conversion Price is approximately $7.65 per share of Preferred Stock.

(b)
The shares of Common Stock issuable upon conversion will be delivered through the Conversion Agent as soon as practicable following the Conversion Date. No fractional shares of Common Stock will be issued upon conversion. A Holder that would otherwise be entitled to fractional shares of Common Stock will receive a cash amount based on the Applicable Stock Price on the Trading Day immediately before the Conversion Date.

(c)	(1)
The Corporation must give notice of each Fundamental Change to all Holders on a date (the “Effective Notice Date”) that is within 10 Trading Days after the Effective Date thereof. If a Holder converts its shares of Preferred Stock at any time beginning at the opening of business on the Effective Notice Date and ending at the close of business on the 30th Trading Day immediately following the Effective Date, the Holder will receive:

(A)
Common Stock and cash for fractional shares of the Common Stock, as described above under Section 6(b) (subject to adjustment as described below under Section 6(d) in the event of (i) any reclassification of the Common Stock, (ii) a consolidation, merger or combination involving the Corporation or (iii) a sale or conveyance to another Person of all or substantially all of the Corporation’s property and assets, in which holders of the outstanding Common Stock would be entitled to other types of consideration), plus

(B)	the Make-Whole Premium, if any, if the Fundamental Change occurs before February 20, 2010.

(2)
Upon a Fundamental Change, if the Market Value on the Effective Date is less than the Conversion Price, Holders shall have a one-time option to convert all of their outstanding shares of Preferred Stock at an adjusted Conversion Price equal to the greater of (x) the Market

Value as of the Effective Date and (y) $3.00. This option shall be exercisable during a period of not less than 30 days nor more than 60 days commencing on the third business day after the Effective Date.

(d)	(1)	The Conversion Rate shall be adjusted from time to time by the Corporation as follows:

(A)
In case the Corporation shall (i) issue shares of its Common Stock as a dividend or distribution on its Common Stock or (ii) subdivide, combine or reclassify its outstanding Common Stock, the Conversion Rate in effect immediately prior thereto shall be adjusted so that the Holder of any Preferred Stock thereafter surrendered for conversion shall be entitled to receive that number of shares of Common Stock that it would have been entitled to (without giving effect to any arrangement pursuant to such dividend, distribution, subdivision, combination or reclassification not to issue fractional shares of Common Stock) had such Preferred Stock been converted immediately prior to the record date of such event or the happening of such event. An adjustment made pursuant to this Section 6(d)(1)(A) shall become effective immediately after the record date in the case of a dividend or distribution and shall become effective immediately after the effective date in the case of a subdivision, combination or reclassification.

(B)
In case the Corporation shall issue rights or warrants to all or substantially all holders of its Common Stock entitling them (for a period of not more than 60 days) to subscribe for or purchase shares of Common Stock (or securities convertible into Common Stock) at a price per share (or a conversion price per share) less than the Current Market Price on the record date for such issuance, the Conversion Rate in effect immediately prior to the close of business on the record date for the issuance shall be increased by multiplying the Conversion Rate in effect immediately prior to the close of business on such record date by a fraction of which (A) the numerator shall be the sum of (I) the number of shares of Common Stock outstanding (excluding shares held in the treasury of the Corporation) at the close of business on such record date and (II) the aggregate number of shares (the “Underlying Shares”) of Common Stock underlying all such issued rights or warrants (whether by exercise, conversion, exchange or otherwise) and (B) the denominator shall be the sum of (I) number of shares of Common Stock outstanding (excluding shares held in the treasury of the Corporation) at the close of business on such record date and (II) the number of shares of Common Stock which the aggregate exercise, conversion, exchange or other price at which the Underlying Shares may be subscribed for or purchased pursuant to such rights or warrants would purchase at such Current Market Price, provided that, the Conversion Rate shall be readjusted to the extent that the rights or warrants are not exercised prior to their expiration. Such increase shall become effective immediately prior to the opening of business on the Business Day following such record date. In determining whether any rights or warrants entitle the Holders to subscribe for or purchase shares of Common Stock at less than Current Market Price, and in determining the aggregate offering price of such shares of Common Stock, there shall be taken into account any consideration received by the Corporation for such rights or warrants, the value of such consideration, if other than cash, to be determined in good faith by the Board of Directors. In no event shall the Conversion Rate be decreased pursuant to this Section 6(d)(1)(B).

(C)
In case the Corporation shall distribute to all or substantially all holders of its Common Stock any shares of capital stock of the Corporation, evidences of indebtedness or other non-cash assets, or rights or warrants (excluding (i) dividends, distributions and rights or warrants referred to in Section 6(d)(1)(A) or (B), (ii) distributions referred to in Section 6(d)(1)(E), and (iii) the distribution of rights pursuant to a shareholder rights plan for which provision has been made in accordance with the third paragraph of this Section 6(d)(1)(C)) the Conversion Rate shall be increased by multiplying the Conversion Rate in effect immediately prior to the close of business on the record date for the distribution by a fraction of which (A) the numerator shall be the Current Market Price on such record date and (B) the denominator shall be an amount equal to (I) such Current Market Price per share less (II) the fair market value on such record date (as determined in good faith by the Board of Directors) of the portion of the capital stock, evidences of indebtedness or other non-cash assets so distributed or of such rights or warrants applicable to one share of Common Stock (determined on the basis of the number of shares of Common Stock outstanding at the close of business on the record date); provided, however, that, in the event the then fair market value (as so determined) of the portion of the capital stock, evidences of indebtedness or other non-cash assets so distributed or of such rights or warrants applicable to one share of Common Stock is equal to or greater than the Current Market Price on such record date, then, in lieu of the foregoing adjustment, adequate provision shall be made so that each Holder shall have the right to receive upon conversion (in addition to any other consideration payable hereunder upon conversion) the amount of capital stock, evidences of indebtedness or other non-cash assets so distributed or of such rights or warrants such holder would have received had such holder converted each Preferred Stock on such record date. Subject to the first sentence in the immediately following paragraph and subject to the last sentence of the last paragraph of this Section 6(d)(1)(C), in no event shall the Conversion Rate be decreased pursuant to this Section 6(d)(1)(C). Such increase shall become effective immediately prior to the opening of business on the Business Day following such record date.

If such dividend or distribution is not so paid or made, the Conversion Rate shall again be adjusted to be the Conversion Rate that would then be in effect if such dividend or distribution had not been declared. If the Board of Directors determines the fair market value of any distribution for purposes of this Section 6(d)(1)(C) by reference to the actual or when issued trading market for any securities, it must in doing so consider the prices in such market over the same period used in computing the applicable Current Market Price.

The Corporation shall make adequate provisions such that, upon conversion of the Preferred Stock into Common Stock, to the extent that any shareholder rights plan (i.e., poison pill) implemented by the Corporation is in effect upon such conversion, the Holders of Preferred Stock will receive, in addition to the Common Stock and other consideration payable hereunder upon conversion, the rights described in such rights plan (whether or not the rights have separated from the Common Stock at the time of conversion), subject to the limitations set forth in such rights plan. Any distribution of rights or warrants pursuant to such rights plan complying with the requirements set forth in the immediately preceding sentence of this paragraph shall not constitute a distribution of rights or warrants pursuant to this Section 6(d)(1)(C).

Rights or warrants distributed by the Corporation to all holders of Common Stock entitling the holders thereof to subscribe for or purchase shares of the Corporation’s capital stock (either initially or under certain circumstances), which rights or warrants, until the occurrence of a specified event or events (“Trigger Event”) (i) are deemed to be transferred with such shares of Common Stock, (ii) are not exercisable, and (iii) are also issued in respect of future issuances of Common Stock, shall be deemed not to have been distributed for purposes of this Section 6(d)(1) (and no adjustment to the Conversion Rate under this Section 6(d)(1) will be required) until the occurrence of the earliest Trigger Event, whereupon such rights and warrants shall be deemed to have been distributed and an appropriate adjustment (if any is required) to the Conversion Rate shall be made under this Section 6(d)(1)(C). If any such right or warrant, including any such existing rights or warrants distributed prior to the Issue Date, are subject to events, upon the occurrence of which such rights or warrants become exercisable to purchase different securities, evidences of indebtedness or other assets, then the date of the occurrence of any and each such event shall be deemed to be the date of distribution and record date with respect to new rights or warrants with such rights (and a termination or expiration of the existing rights or warrants without exercise by any of the holders thereof). In addition, in the event of any distribution (or deemed distribution) of rights or warrants, or any Trigger Event or other event (of the type described in the preceding sentence) with respect thereto that was counted for purposes of calculating a distribution amount for which an adjustment to the Conversion Rate under this Section 6(d)(1) was made, (1) in the case of any such rights or warrants which shall all have been redeemed or repurchased without exercise by any holders thereof, the Conversion Rate shall be increased upon such final redemption or repurchase to give effect to such distribution or Trigger Event, as the case may be, as though it were a cash distribution, equal to the per share redemption or repurchase price received by a holder or holders of Common Stock with respect to such rights or warrants (assuming such holder had retained such rights or warrants), made to all holders of Common Stock as of the date of such redemption or repurchase, and (2) in the case of such rights or warrants which shall have expired or been terminated without exercise by any holders thereof, the Conversion Rate shall be readjusted as if such rights and warrants had not been issued.

(D)
In case the Corporation shall dividend or distribute (other than in connection with a liquidation, dissolution or winding up of the Corporation) cash to all holders of Common Stock, the Conversion Rate shall be increased by multiplying the Conversion Rate in effect immediately prior to the close of business on the record date for the determination of holders of Common Stock entitled to such dividend or distribution by a fraction (1) whose numerator shall be the Current Market Price on the Ex Date; and (2) whose denominator shall be an amount equal to (I) such Current Market Price less (II) the aggregate amount of such dividend or distribution per share of Common Stock. An adjustment to the Conversion Rate pursuant to this Section 6(d)(1)(D) shall become effective immediately prior to the opening of business on the Business Day immediately following such record date. In no event shall the Conversion Rate be decreased pursuant to this Section 6(d)(1)(D). Notwithstanding anything herein to the contrary, no adjustment to the Conversion Rate shall be made pursuant to this Section 6(d)(1)(D) to the extent, and only to the extent, such adjustment would cause the Conversion Rate to exceed the Conversion Rate Limit.

(E)
In case the Corporation or any subsidiary of the Corporation shall distribute cash or other consideration in respect of a tender offer or exchange offer for all or any portion of the Common Stock where the sum of the aggregate amount of such cash distributed and the aggregate fair market value (as determined in good faith by the Board of Directors, whose determination shall be conclusive and set forth in a resolution of the Board of Directors), as of the Expiration Date of such other consideration distributed (such sum, the “Aggregate Amount”) expressed as an amount per share of Common Stock validly tendered or exchanged, and not withdrawn, pursuant to such tender offer or exchange offer as of the Expiration Time (such tendered or exchanged shares of Common Stock, the “Purchased Shares”) exceeds the Current Market Price on the last date (such last date, the “Expiration Date”) on which tenders or exchanges could have been made pursuant to such tender offer or exchange offer (as the same may be amended through the Expiration Date), then the Conversion Rate shall be increased by multiplying the Conversion Rate in effect immediately prior to the close of business on the Expiration Date by a fraction (A) whose numerator shall be equal to the sum of (I) the Aggregate Amount and (II) the product of (a) the Current Market Price on the Expiration Date and (b) an amount equal to (i) the number of shares of Common Stock outstanding as of the last time (the “Expiration Time”) at which tenders or exchanges could have been made pursuant to such tender offer or exchange offer (including all Purchased Shares but excluding shares held at such time in the treasury of the Corporation) less (ii) the Purchased Shares and (B) whose denominator is equal to the product of (I) the number of shares of Common Stock outstanding as of the Expiration Time (including all Purchased Shares but excluding shares held at such time in the treasury of the Corporation) and (II) such Current Market Price on the Expiration Date. An increase, if any, to the Conversion Rate pursuant to this Section 6(d)(1)(E) shall become effective immediately prior to the opening of business on the Business Day following the Expiration Date. In the event that the Corporation or a subsidiary of the Corporation is obligated to purchase shares of Common Stock pursuant to any such tender offer or exchange offer, but the Corporation or such subsidiary is permanently prevented by applicable law from effecting any such purchases, or all such purchases are rescinded, then the Conversion Rate shall again be adjusted to be the Conversion Rate which would then be in effect if such tender offer or exchange offer had not been made. If the application of this Section 6(d)(1)(E) to any tender offer or exchange offer would result in a decrease in the Conversion Rate, no adjustment shall be made for such tender offer or exchange offer under this Section 6(d)(1)(E).

(F)
In any case in which this Section 6(d)(1) shall require that an adjustment be made following a record date or Expiration Date, as the case may be, established for purposes of this Section 6(d)(1), the Corporation may elect to defer issuing to the Holder of any Preferred Stock converted after such record date or Expiration Date the shares of Common Stock and other capital stock of the Corporation, evidences of indebtedness or other non-cash assets or rights or warrants issuable upon such conversion over and above the shares of Common Stock and other capital stock of the Corporation, evidences of indebtedness or other non-cash assets or rights or warrants issuable, or cash payable, upon such conversion only on the basis of the Conversion Rate prior to adjustment; and, in lieu of the shares, evidences of indebtedness or other non-cash assets or rights or warrants the issuance of which, or cash the payment of which, is so deferred, the Corporation shall issue or cause its transfer agents to issue due bills or other appropriate evidence prepared by the Corporation of the right to receive such shares or cash, as the case may be. If any distribution in respect of which an adjustment to the Conversion Rate is required to be made as of the record date or Expiration Date therefor is not thereafter made or paid by the Corporation for any reason, the Conversion Rate shall be readjusted to the Conversion Rate which would then be in effect if such record date had not been fixed or such effective date or Expiration Date had not occurred.

(2)	Exclusions.

(A)
No adjustment in the Conversion Rate shall be required pursuant to Section 6(d)(1) unless the adjustment would result in a change in the Conversion Rate of at least 1.0%; provided, however, that any adjustment which by reason of this Section 6(d)(2)(A) is not required to be made shall be carried forward and taken into account in subsequent adjustments. All calculations under this Section 6 shall be made to the nearest one-thousandth of a cent or to the nearest one-thousandth of a share, as the case may be.

(B)
No adjustment to the Conversion Rate need be made pursuant to Section 6(d)(1) for a transaction if Holders are to participate in the transaction without conversion on a basis and with notice that the Board of Directors of the Corporation determines in good faith to be fair and appropriate in light of the basis and notice on which holders of Common Stock participate in the transaction.

(C)
The Conversion Rate will not be adjusted pursuant to Section 6(d)(1): (I) upon the issuance of any shares of Common Stock or options or rights to purchase shares of Common Stock pursuant to any present or future employee, director or consultant benefit plan or program of or assumed by the Corporation or any of its subsidiaries; (II) upon the issuance of any shares of Common Stock pursuant to any option, warrant, right or exercisable, exchangeable or convertible security outstanding on the Issue Date; or (III) for accumulated and unpaid dividends on the Preferred Stock, including Additional Dividends, if any.

(3)
Whenever the Conversion Rate or conversion privilege is adjusted, the Corporation shall promptly mail to Holders a notice of the adjustment stating the facts requiring the adjustment and the manner of computing it.

(4)	If not otherwise required in connection with a Fundamental Change, in the event that:

(A)	the Corporation takes any action which would require an adjustment in the Conversion Rate;

(B)
the Corporation consolidates or merges with, or transfers all or substantially all of its property and assets to, another corporation and shareholders of the Corporation must approve the transaction; or

(C)	there is a dissolution or liquidation of the Corporation,

the Corporation shall mail to Holders a notice stating the proposed record or effective date, as the case may be. The Corporation shall mail the notice at least ten days before such date. Failure to mail such notice or any defect therein shall not affect the validity of any transaction referred to in clause (A), (B) or (C) of this Section 6(d)(4).

(5)
If (A) there shall occur (I) any reclassification of the Corporation’s Common Stock (other than a change in par value, or from par value to no par value, or from no par value to par value, or as a result of a subdivision or combination); (II) a statutory share exchange, consolidation, merger or combination involving the Corporation other than a merger in which the Corporation is the continuing corporation and which does not result in any reclassification of, or change (other than in par value, or from par value to no par value, or from no par value to par value, or as a result of a subdivision or combination) in, outstanding shares of Common Stock; or (III) a sale or conveyance of all or substantially all of the property and assets of the Corporation, directly or indirectly, to another Person; and (B) pursuant to such reclassification, statutory share exchange, consolidation, merger, combination, sale or conveyance (each, a “Major Transaction”), holders of outstanding shares of Common Stock would be entitled to receive stock, other securities, other property, assets or cash for such shares of Common Stock, then the Corporation, or such successor or surviving, purchasing or transferee Person, as the case may be, shall, as a condition precedent to such Major Transaction shall provide that, at and after the effective time of such Major Transaction: (x) the Holder of each share of Preferred Stock then outstanding shall have the right to convert each share of such Preferred Stock into the kind and amount of shares of stock and other securities and property (including cash) receivable upon such Major Transaction by a holder of the number of shares of Common Stock deliverable upon conversion of such share of Preferred Stock immediately prior to such Major Transaction, assuming that such Holder would not have exercised any rights of election that such Holder would have had as a holder of Common Stock to select a particular type of consideration and (y) adjustments shall be made to the Conversion Rate which shall be as nearly equivalent as may be practicable to the adjustments of the Conversion Rate provided for in this Section 6. If, in the case of any such Major Transaction the stock or other securities and property (including cash) receivable thereupon by a holder of Common Stock include shares of stock or other securities and property of a Person other than the successor or surviving, purchasing or transferee Person, as the case may be, in such Major Transaction, such other Person shall be required to adopt additional provisions to protect the interests of the Holders of the Preferred Stock as the Board of Directors of the corporation shall reasonably consider necessary by reason of the foregoing. The provisions of this Section 6(d)(5) shall similarly apply to successive Major Transactions. The foregoing, however, shall not in any way affect the right a Holder of a Preferred Stock may otherwise have pursuant to Section 6(d)(1)(C) to receive rights and warrants in accordance therewith.

(e)	(1)
The right of conversion attaching to any share of Preferred Stock may be exercised (x) if such share is represented by a global security, by book-entry transfer to the Conversion Agent through the facilities of the DTC, or (y) if such share is represented by a certificated security, by delivery of such share at the specified office of the Conversion Agent, accompanied, in either case, by a duly signed and completed conversion notice substantially in the form attached hereto as Exhibit A and appropriate endorsements and transfer documents if required by the Conversion Agent.

(2)
No separate payment or adjustment will be made for accumulated and unpaid dividends on a converted share of Preferred Stock or for dividends or distributions on any of the Common Stock issued upon conversion of a share of Preferred Stock. By delivering to the Holder the number of shares of the Common Stock issuable upon conversion together with a cash payment in lieu of any fractional shares of the Common Stock plus any other consideration due upon conversion, the Corporation will satisfy the Corporation’s obligation with respect to the conversion of the shares of Preferred Stock. That is, accumulated dividends (including Additional Dividends) will be deemed to be paid in full rather than canceled, extinguished or forfeited. The Corporation will not adjust the Conversion Rate to account for any accumulated dividends (including Additional Dividends, if any).

(3)
If the Holder converts after the close of business on a record date for a dividend payment but prior to the corresponding Dividend Payment Date, such Holder will receive on the Dividend Payment Date dividends accumulated on those shares of Preferred Stock, notwithstanding the conversion of shares of Preferred Stock prior to the Dividend Payment Date, assuming the Holder was the Holder of record at the close of business on the corresponding record date. Each Holder, however, agrees, by accepting a share of Preferred Stock, that if the Holder surrenders any shares of Preferred Stock for conversion during such period, such Holder must pay the Corporation at the time such Holder surrenders its share for conversion an amount equal to the dividend that will be paid on the shares of Preferred Stock being converted on the Dividend Payment Date. The preceding sentence does not apply, however, if (1) the Corporation has specified a Redemption Date that is after a record date for a dividend payment but prior to the corresponding Dividend Payment Date or (2) any overdue dividend exists at the time of conversion with respect to the shares of Preferred Stock being converted, but only to the extent of the amount of such overdue dividend. Accordingly, under the circumstances described in clause (1), a Holder who chooses to convert those shares on a date that is after a record date but prior to the corresponding Dividend Payment Date, will not be required to pay the Corporation, at the time that Holder surrenders those shares for conversion, the amount of regularly scheduled dividend it will receive on the Dividend Payment Date.

(4)
Holders are not required to pay any taxes or duties relating to the issuance or delivery of the Common Stock upon exercise of conversion rights, but they are required to pay any tax or duty which may be payable relating to any transfer involved in the issuance or delivery of the Common Stock in a name other than the name of the Holder of the shares of Preferred Stock. Certificates representing shares of the Common Stock will be issued or delivered only after all applicable taxes and duties, if any, payable by the Holder have been paid.

(5)	The Preferred Stock shares will be deemed to have been converted immediately prior to the close of business on the Conversion Date. Delivery of shares of Preferred Stock will be accomplished by delivery to the Conversion Agent of certificates for the relevant number of shares, other than in the case of Holders in book-entry form with DTC, which shares shall be delivered in accordance with DTC customary practices. A Holder will not be entitled to any rights as a holder of the Common Stock, including, among other things, the right to vote and receive dividends and notices of shareholder meetings, until the conversion is effective.

(6)
A certificate for the number of full shares of Common Stock into which the shares are converted (and cash in lieu of fractional shares of Common Stock) will be delivered to such Holder of Preferred Stock, assuming all of the other requirements have been satisfied by such Holder, as soon as practicable following the Conversion Date.

7.	Determination of the Make-Whole Premium.

(a)
If a Fundamental Change occurs prior to February 20, 2010, the Corporation shall pay a make-whole premium (the “Make-Whole Premium”) upon certain conversions of the shares of the Preferred Stock as described above under Section 6(c). The Make-Whole Premium will be:

(1)
equal to a percentage of the Liquidation Preference of the shares of the Preferred Stock converted determined by reference to the table below, based on the Effective Date, and the price (the “Stock Price”) paid, or deemed to be paid, per share of the Common Stock in the transaction constituting the Fundamental Change, subject to adjustment as described below; and

(2)	in addition to, and not in substitution for, any cash, securities or other assets otherwise due to Holders upon conversion.

The Corporation shall pay the Make-Whole Premium solely in shares of Common Stock (other than cash in lieu of fractional shares of the Common Stock) or in the same form of consideration into which all or substantially all of the shares of Common Stock have been converted or exchanged in connection with the Fundamental Change (other than cash paid in lieu of fractional interests in any security or pursuant to dissenters’ rights). The Corporation shall pay cash in lieu of fractional interests in any security or other property delivered in connection with such Fundamental Change. The Make-Whole Premium will be payable on the 35th Trading Day following the Effective Date (the “Make-Whole Payment Date”) for shares of the Preferred Stock converted in connection with a Fundamental Change. If holders of the Common Stock receive or have the right to receive more than one form of consideration in connection with such Fundamental Change, then, for purposes of the foregoing, the forms of consideration in which the Make-

Whole Premium will be paid will be in proportion to the relative value, determined as described below, of the different forms of consideration paid to the holders of Common Stock in connection with the Fundamental Change.

(b)	The Stock Price paid, or deemed paid, per share of the Common Stock in the transaction constituting the Fundamental Change will be calculated as follows:

(1)
In the case of a Fundamental Change in which all or substantially all of the shares of the Common Stock have been, as of the Effective Date, converted into or exchanged for the right to receive securities or other assets or property, the consideration shall be valued as follows:

(A)
securities that are traded on a U.S. national securities exchange or approved for quotation on the NASDAQ or any similar system of automated dissemination of quotations of securities prices, will be valued at the average of the applicable closing prices of such securities for the five consecutive Trading Days beginning on the second Trading Day after the Effective Notice Date,

(B)
other securities, assets or property, other than cash, that Holders will have the right to receive will be valued based on the average of the fair market value of the securities, assets or property, other than cash, as determined by two independent nationally recognized investment banks, and

(C)	100% of any cash.

(2)
In all other cases, the value of the shares of Common Stock will equal the average of the closing stock price of the Common Stock for the five consecutive Trading Days beginning on the second Trading Day after the Effective Notice Date.

The value of the Corporation’s shares of the Common Stock or other consideration for purposes of determining the number of shares of Common Stock or other consideration to be issued in respect of the Make-Whole Premium will be calculated in the same manner, except that to the extent such value is calculated pursuant to clause (1)(A), (1)(B) or (2), such value shall be multiplied by 98%.

The following table sets forth the Stock Price paid, or deemed paid, per share of the Common Stock in the transaction constitutes the Fundamental Change, the Effective Date and Make-Whole Premium (expressed as a percentage of Liquidation Preference) upon a conversion in connection with a Fundamental Change:

Make-Whole Premium
(% of Liquidation Preference)

	Effective Date
Stock Price(1)	March 15, 2005	March 15, 2006	March 15, 2007	March 15, 2008	March 15, 2009	February 20, 2010
$6.00	0.0	0.0	0.0	0.0	0.0	0.0
$7.00	10.4	8.4	6.1	3.5	0.3	0.0
$8.00	16.9	14.8	12.2	9.2	5.3	0.0
$9.00	15.4	13.2	10.6	7.5	3.6	0.0
$10.00	14.2	12.1	9.5	6.4	2.7	0.0
$11.00	13.3	11.1	8.7	5.8	2.4	0.0
$12.00	12.4	10.4	8.0	5.3	2.2	0.0
$13.00	11.6	9.7	7.5	5.0	2.0	0.0
$14.00	10.9	9.1	7.1	4.7	1.9	0.0
$15.00	10.3	8.6	6.7	4.4	1.8	0.0
$20.00	7.3	6.2	4.9	3.3	1.4	0.0
$25.00	4.8	4.1	3.2	2.2	0.9	0.0
$30.00	2.8	2.3	1.8	1.2	0.5	0.0
$35.00	1.2	1.0	0.7	0.4	0.1	0.0

(1)
The Stock Prices set forth in the table will be adjusted as of any date on which the Conversion Rate of the shares of Common Stock is adjusted. The adjusted Stock Prices will equal the Stock Prices applicable immediately prior to the adjustment multiplied by a fraction, the numerator of which is the Conversion Rate immediately prior to the adjustment to the Conversion Rate and the denominator of which is the Conversion Rate as so adjusted.

(c)	The exact Stock Price and Effective Dates may not be set forth on the table, in which case:

(1)
if the Stock Price is between two Stock Prices on the table or the Effective Date is between two Effective Dates on the table, the Make-Whole Premium will be determined by straight-line interpolation between Make-Whole Premium amounts set forth for the higher and lower Stock Prices and the two Effective Dates, as applicable, based on a 365-day year;

(2)	if the Stock Price is in excess of $35.00 per share (subject to adjustment in the same manner as the Stock Price) the payment corresponding to row $35.00 will be paid; and

(3)	if the Stock Price is less than or equal to $6.00 per share (subject to adjustment in the same manner as the Stock Price), no Make-Whole Premium will be paid.

(d)
A Calculation Agent appointed from time to time by the Corporation shall, on behalf of and on request by the Corporation, calculate (A) the Stock Price and (B) the Make-Whole Premium with respect to such Stock Price, based on the Effective Date specified by the Corporation, and shall deliver its calculation of the Stock Price and Make-Whole Premium to the Corporation and the Transfer Agent within three Business Days of the request by the Corporation. In addition, the Calculation Agent shall, on behalf of and upon request by the Corporation or the Transfer Agent, make the determinations described in Section 7(b) above and deliver its calculations to the Corporation by 9:00 p.m., New York City time, on the Business Day prior to the applicable Make-Whole Payment Date. The Corporation shall, on the date that is the seventh Trading Day after the Effective Notice Date with respect to a Fundamental Change in connection with which a Make-Whole Premium is payable, mail to each Holder and disseminate on such day a press release, setting forth the

Stock Price and Make-Whole Premium per share of Preferred Stock (including the amount and kind of consideration per share of Preferred Stock in which such Make-Whole Premium is payable) with respect to such Fundamental Change. Any notice so given shall be conclusively presumed to have been duly given, whether or not the Holder receives such notice. The Corporation shall verify, in writing, to the Transfer Agent all calculations made by the Calculation Agent pursuant to this Section 7(d).

(e)
Prior to 1:00 p.m., New York City time, on each Make-Whole Payment Date, the Corporation shall deposit with the Transfer Agent an amount of shares of Common Stock (or other consideration in which such Make-Whole-Premium is payable as herein provided), plus an amount in cash for fractional interests sufficient to pay the aggregate Make-Whole Premium due on such Make-Whole Payment Date. Payment of the Make-Whole Premium for Preferred Stock surrendered for conversion within the period described in Section 6(c) shall be made promptly on the applicable Make-Whole Payment Date by mailing checks in respect of cash (or delivering such cash by wire transfer) and otherwise delivering entitlements to securities, other assets or property for the amount payable to the Holders entitled thereto as they shall appear in the stock register of the Corporation.

8.	Optional Redemption

(a)
Prior to February 20, 2010, the Preferred Stock shall not be redeemable at the Corporation’s option. On or after February 20, 2010, the Corporation, at its option, may redeem the Preferred Stock in accordance with this Section 8 in cash at any time, in whole or in part, at a price of 100% of the Liquidation Preference being redeemed, plus accumulated and unpaid dividends (including Additional Dividends, if any) (the “Redemption Price”), to the date of redemption (the “Redemption Date”).

(b)
If less than all of the Preferred Stock are to be redeemed, unless the Articles of Incorporation or the applicable procedures of DTC (the “Applicable Procedures”) provide otherwise, the Corporation shall select the Preferred Stock to be redeemed by lot, on a pro rata basis or by any other method the Corporation considers fair and appropriate. The Corporation shall make the selection within five Business Days after it receives the notice provided for in Section 8(c) from outstanding Preferred Stock not previously called for redemption. Shares of Preferred Stock may only be redeemed in whole.

Shares of Preferred Stock that are to be redeemed are convertible by the Holder until 5:00 p.m., New York City time, on the Business Day immediately preceding the Redemption Date. If any shares of Preferred Stock selected for partial redemption are converted in part before termination of the conversion right with respect to the portion of the Preferred Stock so selected, the converted portion of such shares of Preferred Stock shall be deemed to be taken from the portion selected for redemption. Shares of Preferred Stock that have been converted subsequent to the Corporation commencing selection of Preferred Stock to be redeemed but prior to redemption of such Preferred Stock shall be treated by the Corporation as outstanding for the purpose of such selection.

(c)
At least 30 days but not more than 60 days before a Redemption Date, the Corporation shall mail or cause to be mailed a notice of redemption to each Holder. The notice shall identify the Preferred Stock (including the CUSIP number(s) of the Preferred Stock) to be redeemed and shall state:

(1)	the Redemption Date;

(2)	the Redemption Price;

(3)	the then current Conversion Rate;

(4)	the names and addresses of the Dividend Disbursement Agent and Conversion Agent;

(5)	that shares of Preferred Stock called for redemption must be presented and surrendered to the Dividend Disbursement Agent to collect the Redemption Price;

(6)
that Holders who wish to convert shares of Preferred Stock must surrender such shares of Preferred Stock for conversion prior to 5:00 p.m., New York City time, on the Business Day immediately preceding the Redemption Date and must satisfy the other requirements set forth in Section 6 hereof;

(7)
that, unless the Corporation defaults in making the payment of the Redemption Price, dividends on shares of Preferred Stock called for redemption shall cease accruing on and after the Redemption Date; and

(8)
if any certificate representing shares of Preferred Stock are being redeemed in part, the number of shares of such Preferred Stock to be redeemed and that, after the Redemption Date, upon presentation and surrender of such certificate, a new certificate for the unredeemed portion thereof shall be issued.

(d)
Once notice of redemption is mailed, the Redemption Price of Preferred Stock called for redemption shall become due and payable on the Redemption Date and at the Redemption Price stated in the notice, except for shares of Preferred Stock that are converted in accordance with the provisions of this Certificate of Designation. Upon surrender to the Dividend Disbursement Agent, such Preferred Stock shall be paid at the Redemption Price.

(e)
Prior to 1:00 p.m., New York City time, on the applicable Redemption Date, the Corporation shall deposit with the Dividend Disbursement Agent an amount of cash (in immediately available funds if deposited on such Redemption Date) sufficient to pay the aggregate Redemption Price of all shares of Preferred Stock that are to be redeemed on that Redemption Date, other than shares of Preferred Stock called for redemption on that date that have been delivered by the Corporation to the Corporation for cancellation or have been delivered by the Holder thereof for conversion.

If the Dividend Disbursement Agent holds, in accordance with the terms hereof, at 1:00 p.m., New York City time, on the applicable Redemption Date, cash sufficient to pay the Redemption Price of all Preferred Stock to be redeemed on such date, then, on and after such Redemption Date, such Preferred Stock shall cease to be outstanding and dividends on such Preferred Stock shall cease to accrue, whether or not certificates representing such Preferred Stock are delivered by their Holders to the Dividend Disbursement Agent, and the rights of the Holders in respect thereof shall terminate (other than the right to receive the Redemption Price upon delivery of such certificates by their Holders to the Dividend Disbursement Agent).

(f)
To the extent that the aggregate amount of cash deposited by the Corporation pursuant to this Section 8 exceeds the aggregate Redemption Price of the Preferred Stock or portions thereof that the Corporation is obligated to redeem on the Redemption Date (because of the conversion of Preferred Stock pursuant to Section 6 or otherwise) then, promptly after the Redemption Date, the Dividend Disbursement Agent shall return any such excess cash to the Corporation.

(g)	The provisions of Article III, Section 2, Division A, paragraph 4 of the Articles of Incorporation will apply to any redemption under this Section 8.

9.	Mandatory Redemption.

(a)
The Corporation shall redeem for cash all outstanding shares of the Preferred Stock on February 20, 2015. The Redemption Price will be equal to 100% of the Liquidation Preference plus an amount equal to accumulated and unpaid dividends from, and including, the immediately preceding Dividend Payment Date to, but excluding, the Redemption Date.

(b)	The provisions of Article III, Section 2, Division A, paragraph 4 of the Articles of Incorporation will apply to any redemption under this Section 9.

10.	Consolidation, Merger and Sale of Assets.

(a)
The Corporation may, without the consent of the Holders of any of the outstanding Preferred Stock (except as provided by Michigan law), consolidate with or merge into any other Person or convey, transfer or lease all or substantially all the Corporation’s assets to any Person or may permit any Person to consolidate with or merge into, or transfer or lease all or substantially all its properties to, the Corporation; provided, however, that (i) the successor, transferee or lessee is organized under the laws of the United States or any political subdivision thereof; (ii) the shares of Preferred Stock will become shares of such successor, transferee or lessee, having in respect of such successor, transferee or lessee the same powers, preferences and relative participating, optional or other special rights and the qualification, limitations or restrictions thereon, the Preferred Stock had immediately prior to such transaction; and (iii) the Corporation delivers to the Dividend Disbursement Agent an Officers’ Certificate and an Opinion of Counsel stating that such transaction complies with this Certificate of Designation (including without limitation the requirements of Section 6(d)).

(b)
Under any consolidation by the Corporation with, or merger by the Corporation into, any other Person or any conveyance, transfer or lease of all or substantially all the Corporation’s assets as described in (a) above, the successor resulting from such consolidation or into which the Corporation is merged or the transferee or lessee to which such conveyance, transfer or lease is made, will succeed to, and be substituted for, and may exercise every right and power of, the Corporation under the shares of Preferred Stock, and thereafter, except in the case of a lease, the predecessor (if still in existence) will be released from its obligations and covenants with respect to the Preferred Stock. This provision does not limit the rights of Holders of the Preferred Stock in the event of a Fundamental Change, including their right to receive the Make-Whole Premium in connection with a conversion.

11.	SEC Reports.

Whether or not the Corporation is required to file reports with the Securities and Exchange Commission (the “SEC”), if any shares of Preferred Stock are outstanding, the Corporation will file with the SEC all such reports and other information as the Corporation would be required to file with the SEC by Section 13(a) or 15(d) under the Exchange Act. The Corporation will supply each Holder of Preferred Stock, upon request, without cost to such Holder, copies of such reports or other information.

12.	Other Provisions.

(a)
Notices. With respect to any notice to a Holder required to be provided hereunder, such notice shall be mailed to the registered address of such Holder, and neither failure to mail such notice, nor any defect therein or in the mailing thereof, to any particular Holder shall affect the sufficiency of the notice or the validity of the proceedings referred to in such notice with respect to the other Holders or affect the legality or validity of any conversion, distribution, rights, warrant, reclassification, consolidation, merger, conveyance, transfer, dissolution, liquidation, winding-up or other action, or the vote upon any action with respect to which the Holders are entitled to vote. All notice periods referred to herein shall commence on the date of the mailing of the applicable notice. Any notice which was mailed in the manner herein provided shall be conclusively presumed to have been duly given whether or not the Holder receives the notice.

(b)	Fractional Shares of Preferred Stock. The shares of the Preferred Stock shall be issuable, convertible and redeemable in fractional amounts using decimals rounded up to the nearest hundredth.

(c)
Cancellation of Shares of Preferred Stock. Shares of the Preferred Stock issued and reacquired shall be retired and canceled promptly after reacquisition thereof and, upon compliance with the applicable requirements of Michigan law, have the status of authorized but unissued shares of Preferred Stock of the Corporation undesignated as to series and may with any and all other authorized but unissued shares of Preferred Stock of the Corporation be designated or redesignated and issued or reissued, as the case may be, as part of any series of Preferred Stock of the Corporation, except that any issuance or reissuance of shares of the Preferred Stock must be in compliance with this Certificate of Designation.

(d)
Reservation of Shares. The Corporation covenants that it shall at all times reserve and keep available, free from preemptive rights, out of the aggregate of its authorized but unissued shares of Common Stock, for the purpose of effecting conversion of shares of the Preferred Stock, the full number of shares of Common Stock deliverable upon the conversion of all outstanding shares of the Preferred Stock not theretofore converted. For purposes of this Section 12(d), the number of shares of Common Stock that shall be deliverable upon the conversion of all outstanding shares of the Preferred Stock shall be computed as if at the time of computation all such outstanding shares were held by a single Holder. The Corporation shall take all action required to increase the authorized number of shares of Common Stock if at any time there shall be insufficient unissued shares of Common Stock to permit such reservation or to permit the conversion of all outstanding shares of the Preferred Stock not theretofore converted.

(e)
Shares Validly Issued. The Corporation covenants that any shares of Common Stock issued upon conversion of or in payment of any dividend on shares of the Preferred Stock shall be validly issued, fully paid and nonassessable.

(f)
Headings. The headings of the various sections and subsections of this Certificate of Designation are for convenience of reference only and shall not affect the interpretation of any of the provisions of this Certificate of Designation.

(g)
Interpretation. Whenever possible, each provision of this Certificate of Designation shall be interpreted in a manner as to be effective and valid under applicable law and public policy. If any provision set forth herein is held to be invalid, unlawful or incapable of being enforced by reason of any rule of law or public policy, such provision shall be ineffective only to the extent of such prohibition or invalidity, without invalidating or otherwise adversely affecting the remaining provisions of this Certificate of Designation. No provision herein set forth shall be deemed dependent upon any other provision unless so expressed herein. If a court of competent jurisdiction should determine that a provision of this Certificate of Designation would be valid or enforceable if a period of time were extended or shortened or a particular percentage were increased or decreased, then such court may make such change as shall be necessary to render the provision in question effective and valid under applicable law.

(h)
No Other Rights. Except as may otherwise be required by law, the shares of the Preferred Stock shall not have any powers, designations, preferences and relative, participating, optional or other special rights, other than those specifically set forth in this Certificate of Designation or the Articles of Incorporation.

(i)
Remedies. The Corporation acknowledges that a breach by it of its obligations under this Certificate of Designation will cause irreparable harm to each Holder of Preferred Stock by vitiating the intent and purpose of the transactions contemplated hereby. Accordingly, the Corporation acknowledges that the remedy at law for a breach of its obligations under this Certificate of Designation will be inadequate and agrees, in the event of a breach or threatened breach by the Corporation of the provisions of this Certificate of Designation, that each Holder of Preferred Stock shall be entitled, in addition to all other available remedies in law or in equity, to any injunction or injunctions to prevent or cure any breaches of the provisions of this Certificate of Designation and to enforce specifically the terms and provisions of this Certificate of Designation, without the necessity of showing economic loss and without any bond or other security being required.

13.	Definitions. As used herein, the following terms shall have the following meanings:

“Additional Dividends” shall mean the additional dividends that shall accrue on the Preferred Stock over and above the dividends set forth in Section 5 hereof from and including the date on which any Registration Default shall occur to but excluding the date on which all such Registration Defaults have been cured, at a dividend rate of 0.50% per annum.

“Aggregate Amount” shall have the meaning set forth in Section 6(d)(1)(E).

“Applicable Procedures” means, with respect to any transfer or exchange of beneficial ownership interests in a Global Security, the rules and procedures of the DTC, in each case to the extent applicable to such transfer or exchange.

“Applicable Stock Price,” with respect to a Trading Day, means the Volume-Weighted Average price per share of the Common Stock (or any security into which the Common Stock has been converted in connection with a Fundamental Change) on such Trading Day or, if such price is not available, the Applicable Stock Price means the market value per share of the Common Stock on such day as determined by a nationally recognized independent investment banking firm retained for this purpose by the Corporation.

“Articles of Incorporation” shall have the meaning set forth in the Preamble of this Certificate of Designation.

“Board of Directors” means the Board of Directors or other governing body charged with the ultimate management of any Person, and, with respect to the Corporation shall mean the Board of Directors of the Corporation or, with respect to any action to be taken by the Board of Directors, any committee (special or otherwise) of the Board of Directors duly authorized to take such action.

“Business Day” shall mean any day other than a Saturday, Sunday or other day on which commercial banks in the City of New York are authorized or required by law or executive order to close.

“Calculation Agent” means the calculation agent from time to time appointed by the Company pursuant to Section 7(d).

“Common Stock” shall have the meaning set forth in Section 2(a).

“Conversion Agent” means the office and agency designated by the Corporation where Preferred Stock may be presented for conversion. Initially, the Conversion Agent shall be National City Bank.

“Conversion Date” shall be the date on which the shares of Preferred Stock and all of the items required for conversion shall have been so delivered and the requirements for conversion have been met.

“Conversion Price” shall have the meaning set forth in Section 6(a).

“Conversion Rate” shall have the meaning set forth in Section 6(a).

“Conversion Rate Limit” shall mean 33.3333 shares per $200 Liquidation Preference; provided, that such Conversion Rate Limit shall be adjusted from time to time in the same manner in which the Conversion Rate is adjusted pursuant to Sections 6(d)(1)(A), (1)(B), (1)(C) and (1)(E).

“Corporation” shall have the meaning set forth in the Preamble of this Certificate of Designation.

“Current Market Price” on a date of determination shall mean the Market Value on such date of determination; provided, however, that such Current Market Price shall be appropriately adjusted by the Board of Directors, in its good faith determination (which determination shall be described in a resolution of the Board of Directors), to account for any adjustment pursuant hereto (other than the adjustment requiring such computation) to the Conversion Rate that shall become effective, or any event (other than the event requiring such computation) requiring, pursuant hereto, an adjustment to the Conversion Rate where the “ex” date of such event occurs, at any time during the five consecutive Trading Days used to calculate such Market Value.

“Dividend Disbursement Agent” means the office and agency designated by the Corporation where Preferred Stock called for redemption must be presented and surrendered by a Holder in order to collect the Redemption Price.

“Dividend Payment Date” shall mean February 15, May 15, August 15 and November 15 of each year, commencing May 15, 2005.

“DTC” means The Depository Trust Company.

“Effective Date” with respect to any Fundamental Change, means the effective date of such Fundamental Change.

“Effective Notice Date” shall have the meaning set forth in Section 6(c)(1).

“Ex Date” means (i) when used with respect to any dividend or distribution, the first date on which the Common Stock trades, regular way, on the relevant exchange or in the relevant market from which the closing sale price was obtained without the right to receive such dividend or distribution; and (ii) when used with respect to any tender offer or exchange offer, the first date on which the Common Stock trades, regular way, on the relevant exchange or in the relevant market from which the closing sale price was obtained after the expiration time of such tender offer or exchange offer (as it may be amended or extended).

“Expiration Date” shall have the meaning set forth in Section 6(d)(1)(E).

“Expiration Time” shall have the meaning set forth in Section 6(d)(1)(E).

“Fundamental Change” will be deemed to have occurred upon the occurrence of any of the following:

(A)
any “Person” or “Group” (other than the Corporation, the Corporation’s subsidiaries or the Corporation’s employee benefit plans) files a Schedule 13D or Schedule TO, or any successor schedule, form or report under the Securities Exchange Act of 1934, as amended, disclosing, or the Corporation otherwise becomes aware, that such Person is or has become the “Beneficial Owner,” directly or indirectly, of shares of the Corporation’s Voting Stock representing 50% or more of the total voting power of all outstanding classes of the Corporation’s Voting Stock or has the power, directly or indirectly, to elect a majority of the members of the Board of Directors;

(B)
the Corporation consolidates with, or merges with or into, another Person, or the Corporation sells, assigns, conveys, transfers, leases or otherwise disposes of all or substantially all of the Corporation’s assets, or any Person consolidates with, or merges with or into, the Corporation, in any such event other than pursuant to a transaction in which the Persons that “Beneficially Owned,” directly or indirectly, the shares of the Corporation’s Voting Stock immediately prior to such transaction Beneficially Own, directly or indirectly, shares of Voting Stock representing a majority of the total voting power of all outstanding classes of Voting Stock of the surviving or transferee Person;

(C)	a majority of the members of the Board of Directors are not “Continuing Directors”; or

(D)	the Common Stock ceases to be listed on a national securities exchange or quoted on the NASDAQ or another established automated over-the-counter trading market in the United States.

A Fundamental Change will not be deemed to have occurred in the case of a merger or consolidation, if (i) at least 90% of the consideration (excluding cash payments for fractional shares and cash payments pursuant to dissenters’ appraisal rights) in the merger or consolidation consists of common stock of a U.S. company traded on a national securities exchange or quoted on the NASDAQ (or which will be so traded or quoted when issued or exchanged in connection with such transaction) and (ii) as a result of such transaction or transactions the shares of Preferred Stock become convertible solely into such common stock.

For purposes of this Fundamental Change definition:

(A)
“Person” or “Group” shall have the meanings given to them for purposes of Sections 13(d) and 14(d) of the Exchange Act or any successor provisions, and the term “Group” includes any Group acting for the purpose of acquiring, holding or disposing of securities within the meaning of Rule 13d-5(b)(1) under the Exchange Act, or any successor provision;

(B)	a “Beneficial Owner” will be determined in accordance with Rule 13d-3 under the Exchange Act, as in effect on the date hereof;

(C)	“Beneficially Own” and “Beneficially Owned” have meanings correlative to that of Beneficial Owner;

(D)
“Continuing Director” means, as of any date of determination, any member of the Corporation’s Board of Directors who was a member of such Board of Directors on the date hereof; or was nominated for election or elected to such Board of Directors with the approval of: (i) a majority of the Continuing Directors who were members of such board at the time of such nomination or election or (ii) a nominating committee, a majority of which committee were Continuing Directors at the time of such nomination or election;

(E)
“Capital Stock” means: (1) in the case of a corporation, corporate stock; (2) in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock; (3) in the case of a partnership or limited liability company, partnership interests (whether general or limited) or membership interests; or (4) any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person; and

(F)
“Voting Stock” means any class or classes of Capital Stock or other interests then outstanding and normally entitled (without regard to the occurrence of any contingency) to vote in the election of the Board of Directors, managers or trustees.

“Holder” or “Holders” shall mean a holder or the holders of record of the Preferred Stock.

“Issue Date” shall mean the original date of issuance of the Preferred Stock.

“Junior Stock” shall have the meaning set forth in Section 2.

“Liquidation Preference” shall have the meaning set forth in Section 3.

“Major Transaction” shall have the meaning set forth in Section 6(d)(5).

“Make-Whole Payment Date” shall have the meaning set forth in Section 7(a)(2).

“Make-Whole Premium” shall have the meaning set forth in Section 7(a).

“Market Value” on any date shall mean the average closing price of the Common Stock for a five consecutive Trading Day period ending on the Trading Day immediately prior to such date on the NYSE (or such other national securities exchange or automated quotation system on which the Common Stock is then listed or authorized for quotation or, if not so listed or authorized for quotation, an amount determined in good faith by the Corporation’s Board of Directors to be the fair value of the Common Stock).

“NASDAQ” shall mean the National Association of Securities Dealers Automated Quotation System.

“NYSE” shall mean the New York Stock Exchange, Inc.

“Officer” shall mean any duly authorized officer specified in the By-Laws of the Corporation.

“Officer’s Certificate” means a certificate signed by at least one Officer of the Company.

“Opinion Of Counsel” means a written opinion from legal counsel. The counsel may be an employee of or counsel to the Company.

“Parity Stock” shall have the meaning set forth in Section 2(b).

“Person” shall mean any individual, corporation, general partnership, limited partnership, limited liability partnership, joint venture, association, joint-stock company, trust, limited liability company, unincorporated organization or government or any agency or political subdivision thereof.

“Preferred Stock” means the Corporation’s 5.00% Series B Convertible Cumulative Preferred Stock.

“Purchased Shares” shall have the meaning set forth in Section 6(d)(1)(E).

“Redemption Agent” means the office and agency designated by the Corporation where Preferred Stock may be presented for redemption. Initially, the Redemption Agent shall be National City Bank.

“Redemption Date” shall have the meaning set forth in Section 8(a).

“Redemption Price” shall have the meaning set forth in Section 8(a).

“Registration Default” shall mean the occurrence of any of the following events:

(1)	the shelf registration statement pursuant to the Registration Rights Agreement (the “Shelf Registration Statement”) has not been filed with the SEC by the 90th day after the Issue Date;

(2)	the Shelf Registration Statement has not been declared effective by the SEC by the 180th day after the Issue Date; or

(3)
the Shelf Registration Statement is declared effective by the SEC but (A) thereafter ceases to be effective or (B) the Shelf Registration Statement or the prospectus related thereto ceases to be usable in connection with resales of the restricted Preferred Stock, during the periods specified in the Registration Rights Agreement because either (1) any event occurs as a result of which the prospectus forming part of such Shelf Registration Statement would include any untrue statement of a material fact or omit to state any material fact necessary to make the statements therein in the light of the circumstances under which they were made not misleading, or (2) it shall be necessary to amend such Shelf Registration Statement or supplement the related prospectus, to comply with the Securities Act of 1933, as amended or the Exchange Act of 1934, as amended, or the respective rules thereunder.

“Registration Rights Agreement” shall mean the Registration Rights Agreement between the Corporation and the initial purchasers of the Preferred Stock to be dated the Issue Date.

“SEC” shall have the meaning set forth in Section 11.

“Senior Stock” shall have the meaning set forth in Section 2(c).

“Stock Price” shall have the meaning set forth in Section 7(a)(1).

“Trading Day” means a day during which trading in securities generally occurs on the NYSE, or, if the Common Stock is not listed on the NYSE, on the principal other national or regional securities exchange on which the Common Stock is then listed or, if the Common Stock is not listed on a national or regional securities exchange, on NASDAQ, or, if the Common Stock is not quoted on NASDAQ, on the principal other market on which such Common Stock is then traded.

“Transfer Agent” shall mean the Corporation’s duly authorized transfer agent for the Preferred Stock. Initially, National City Bank will be the Transfer Agent.

“Trigger Event” shall have the meaning set forth in Section 6(d)(1)(C).

“Underlying Shares” shall have the meaning set forth in Section 6(d)(1)(B).

“Volume Weighted Average,” with respect to a Trading Day, means such price per share of the Common Stock as displayed under the heading “Bloomberg VWAP” on Bloomberg (or any successor service) page SEN <equity> AQR (or any successor page) in respect of the period from 9:30 a.m. to 4:00 p.m., New York City time, on such Trading Day.

IN WITNESS WHEREOF, this Certificate of Designation is executed on behalf of the Corporation this 14th day of March, 2005.

SEMCO ENERGY, INC.

By:	/s/ Michael V. Palmeri

Name: Michael V. Palmeri
Title: Senior Vice President and Chief Financial Officer

EXHIBIT A

FORM OF NOTICE OF CONVERSION

(To be Executed by the Holder
in order to Convert the Preferred Stock)

To: SEMCO Energy, Inc.

The undersigned hereby irrevocably elects to convert (the “Conversion”) shares of 5.00% Convertible Cumulative Preferred Stock (the “Preferred Stock”) into shares of common stock (“Common Stock”) of SEMCO Energy, Inc. (the “Company”) according to the conditions of the Certificate of Designation of the Preferred Stock (the “Certificate of Designation”), as of the date written below. If shares are to be issued in the name of a person other than the undersigned, the undersigned will pay all transfer taxes payable with respect thereto and is delivering herewith the Preferred Stock Certificates. No fee will be charged to the Holder for any conversion, except for transfer taxes, if any.

The undersigned represents and warrants that all offers and sales by the undersigned of the shares of Common Stock issuable to the undersigned upon conversion of the Preferred Stock shall be made pursuant to registration of the Common Stock under the Securities Act of 1933 (the “Act”), or pursuant to any exemption from registration under the Act.

Any Holder, upon the exercise of its conversion rights in accordance with the terms of the Certificate of Designation and the Preferred Stock, agrees to be bound by the terms of the Registration Rights Agreement.

Capitalized terms used but not defined herein shall have the meanings ascribed thereto in or pursuant to the Certificate of Designation.

Date of Conversion:_______________________
Applicable Conversion Price:_______________
Number of shares of
Preferred Stock to be Converted:____________
Number of shares of
Common Stock to be Issued:*_______________
Signature:_______________________________

_______________________
*      The Company is not required to issue shares of Common Stock until the original Preferred Stock
Certificate(s) (or evidence of loss, theft or destruction thereof) to be converted are received by the
Company or its Transfer Agent. The Company shall issue and deliver shares of Common Stock to an overnight courier not later than three business days following receipt of the original Preferred Stock
Certificate(s) to be converted.

Name: _________________________________
_______________________________________
_______________________________________
Social Security Number or
other Taxpayer Number ____________________
_______________________________________
Address:** ______________________________
_______________________________________
_______________________________________

_______________________
**     Address where shares of Common Stock and any other payments or certificates shall be sent by the
Company.

DIVISION B.    Preference Stock, $1 Par Value

(1)     Issuable in Series: The Preference Stock may be divided into and issued in series. Each series shall be so designated as to distinguish the shares thereof from the shares of all other series and classes of shares.

The Board of Directors is hereby expressly vested with authority and shall have authority by resolution or resolutions from time to time adopted to divide the shares of the Preference Stock into series and, within the limitations set forth in the laws of the State of Michigan and in these articles, fix and determine the relative rights and preferences of the shares of any series so established.

(2)     Rank: Preference Stock ranks junior to all series of Preferred Stock as to the payment of dividends and the distribution of assets, except to the extent that a specific series of Preferred Stock provides otherwise.

(3)     On January 16, 1997, the Board of Directors approved adoption of the following resolution creating a series of Preference Stock designated as Series A Preference Stock:

 RESOLVED that, immediately following shareholder approval of an amendment to the Articles providing for a new class of Preference Stock, a series of Preference Stock be created, with the following characteristics:

(a)	Designation and Amount. The shares of such series shall be designated as “Series A Preference Stock” and the number of shares constituting such series shall initially be 2,000,000.

(b)	Dividends and Distributions.

(A)
Preference Stock is entitled to receive dividends on the fifteenth day of March, June, September and December each year (each a “Quarterly Dividend Payment Date”) in an amount per share (rounded to the nearest cent) equal to the greater of (a) $10.00 or (b) the Adjustment Number times the per share amount of all cash dividends, and the Adjustment Number times the per share amount (payable in kind) of all non-cash dividends or other distributions (other than a dividend payable in shares of Common Stock or a subdivision of the shares of Common Stock), declared on the Common Stock since the preceding Quarterly Dividend Payment Date, or, if later, since the issuance of such Series A Preference Stock.

(B)	The Corporation shall declare any dividend required by Paragraph (A) immediately after it declares the triggering dividend or distribution on the Common Stock.

(C)
Dividends shall accrue and be cumulative on Series A Preference Stock from the Quarterly Dividend Payment Date next preceding the date of issue. If the date of issue is prior to the first Quarterly Dividend Payment Date, dividends shall accrue from the date of issue. However, if the date of issue is after a record date and before a Quarterly Dividend Payment Date, dividends shall accrue from such Quarterly Dividend Payment Date. Unpaid dividends shall not bear interest. Dividends less than the total amount payable shall be allocated pro rata. The Board may fix a record date no more than 30 days prior to the date fixed for the payment of dividends.

(c)	Voting Rights. Series A Preference Stock has the following voting rights:

(A)	Series A Preference Stock are entitled to a number of votes equal to the Adjustment Number times the number of votes to which Common Stock is entitled.

(B)	Except as otherwise provided herein or by law, Series A Preference Stock and Common Stock shall vote together as one class on all matters submitted to a vote of Common Stockholders.

(C)	(i)
If dividends on Series A Preference Stock shall be in arrears by six (6) or more quarterly dividends, a “default period” shall begin. The default period shall end when all accrued dividends shall have been paid or set apart for payment. During a default period, Series A Preference Stock shall have the right to elect two (2) Directors. This vote shall be as a class for all series of Preference Stock entitled to vote.

(ii)
During any default period, such voting right may be exercised initially at a special meeting or at any annual meeting of stockholders, and thereafter at annual meetings of stockholders. Such voting shall not occur unless ten percent (10%) of Preference Stock entitled to vote is present in person or by proxy. A quorum for Common Stock votes need not be present. At any special meeting, Preference stockholders shall have the right to increase the number of Directors to permit their election of two Directors. In any default period, the number of Directors shall not otherwise be changed except pursuant to the rights of any securities ranking senior to or equal with the Series A Preference Stock.

(iii)
The Board of Directors may order, or any stockholders owning not less than ten percent (10%) of the Preference Stock entitled to vote may request, the calling of a special meeting. The meeting shall thereupon be called by the President, a Vice-President or the Secretary. Notice of any meeting at which Preference Stock is entitled to vote shall be given to each holder of record of Preference Stock by mail. Such meeting shall be called not earlier than 20 days and not later than 60 days after such order or request. In default of the timely calling of such meeting, such meeting may be called on similar notice by stockholders owning not less than ten percent (10%) of the Preference Stock entitled to vote. No special meeting shall be called less than 60 days preceding the date fixed for the next annual meeting of Common Stockholders.

(iv)
In any default period, other classes of stock shall continue to be entitled to elect the whole number of Directors if the holders of Preference Stock do not exercise their right to elect two (2) Directors. Directors elected by Preference Stock shall continue in office until their successors are elected or until the expiration of the default period. Otherwise, any vacancy in the Board may be filled by a majority of the remaining Directors elected by the class of stock which elected the Director whose office is vacant.

(v)
Upon the expiration of a default period, (x) the right of Preference Stock to elect Directors shall cease, (y) the term of Directors elected by Preference Stock shall terminate, and (z) the number of Directors shall be unaffected by any increase made pursuant to Paragraph (C)(ii). Any vacancies in the Board effected by clauses (y) and (z) may be filled by a majority of the remaining Directors.

(D)	Except as set forth herein or provided by law, Series A Preference Stock shall have no voting rights or consent requirement for any corporate action.

(d)	Certain Restrictions.

(A)	Whenever dividends on Series A Preference Stock are in arrears, the Corporation shall not

(i)	make any distributions on, or acquire for consideration, any stock ranking junior (either as to dividends or assets) to the Series A Preference Stock;

(ii)	make any distributions on stock ranking on a parity (either as to dividends or assets) with the Series A Preference Stock, except dividends paid ratably on all such parity stock;

(iii)
acquire for consideration any stock ranking on a parity (either as to dividends or assets) with the Series A Preference Stock, provided that the Corporation may acquire stock in exchange for stock ranking junior (as to dividends and assets) to the Series A Preference Stock; or

(iv)
acquire for consideration Series A Preference Stock, or any stock ranking on a parity with the Series A Preference Stock, except in accordance with a purchase offer made in writing to all holders of such shares upon such terms as the Board, after consideration of the respective dividend rates and other relative rights and preferences, shall determine in good faith will result in fair and equitable treatment among the respective series or classes.

(B)	The Corporation shall not permit any subsidiary to acquire stock unless the Corporation could, under Paragraph (A), so acquire such stock.

(e)
Reacquired Shares. Series A Preference Stock acquired by the Corporation in any manner shall be retired and canceled promptly after its acquisition. All such shares shall be authorized but unissued shares and may be reissued as part of any series of Preference Stock.

(f)	Liquidation, Dissolution or Winding Up.

(A)
Upon any liquidation, dissolution or winding up, no distribution shall be made for shares ranking junior (either as to dividends or assets) to the Series A Preference Stock unless, prior thereto, the Series A Preference Stockholders shall receive $100 per share, plus an amount equal to accrued and unpaid dividends to the date of such payment (the “Series A Liquidation Preference”). No additional distributions shall be made for

Series A Preference Stock unless, prior thereto, Common Stockholders shall have received an amount per share (the “Common Adjustment”) equal to the quotient obtained by dividing (i) the Series A Liquidation Preference by (ii) the Adjustment Number. Series A Preference Stockholders and Common Stockholders shall receive their ratable shares of the remaining assets to be distributed in the ratio of the Adjustment Number to 1.

(B)
If there are not sufficient assets available to permit payment in full of the liquidation preferences of all series of Preference Stock ranking on a parity, remaining assets shall be distributed ratably in proportion to respective liquidation preferences. If there are not sufficient assets available to permit payment in full of the Common Adjustment, then remaining assets shall be distributed ratably to Common Stockholders.

(g)
Consolidation, Merger, etc. If the Corporation shall enter into any transaction in which the shares of Common Stock are exchanged for, or changed into, any other property, Series A Preference Stock shall at the same time be similarly exchanged, or changed, in an amount per share equal to the Adjustment Number times the amount of property into which, or for which, each share of Common Stock is changed or exchanged.

(h)	No Redemption. Series A Preference Stock is not redeemable.

(i)
Ranking. The Series A Preference Stock ranks junior to all series of Preferred Stock as to the payment of dividends and the distribution of assets, unless the terms of any series shall provide otherwise.

(j)
Amendment. The Articles of Incorporation shall not be amended in any manner which would materially adversely affect the powers, preferences or special rights of the Series A Preference Stock without the affirmative vote of a majority of the Series A Preference Stock.

(k)	Fractional Shares. Series A Preference Stock may be issued in fractions of a share.

(l)
Adjustment Number. The Adjustment Number shall be 100 initially. If the Corporation shall, (i) pay any dividend on Common Stock in shares of Common Stock, (ii) subdivide the Common Stock, or (iii) combine the Common Stock into a smaller number of shares, the Adjustment Number shall be modified by multiplying it by a fraction, the numerator of which is the number of shares of Common Stock outstanding immediately after such event and the denominator of which is the number of shares of Common Stock outstanding immediately prior to such event.

DIVISION C.     Common Stock, $1 Par Value

(1)     Dividends: After full cumulative dividends on the Cumulative Preferred Stock and Preference Stock shall have been paid or set apart for payment in accordance with paragraph (2) of Division A above and if provision has been made for the satisfaction of any obligations then or theretofore matured in respect of any sinking fund provided for each series of the Cumulative Preferred Stock and Preference Stock then outstanding, dividends may be declared and paid upon the Common Stock if, when and as declared by the Board of Directors in its discretion, out of the surplus of the Corporation.

(2)     Distribution of Assets: In the event of any liquidation, dissolution or winding up of the Corporation, or any reduction of its capital, resulting in a distribution of its assets to its shareholders, whether voluntary or involuntary, after there shall have been paid to or set apart for the holders of the Cumulative Preferred Stock the full preferential amounts to which they are respectively entitled under the provisions of paragraph (3) of Division A above, the holders of the Common Stock shall be entitled to receive as a class, pro rata, the remaining assets of the Corporation available for distribution to its shareholders subject to the rights of holders of Preference Stock.

(3)     Voting Power: Except as provided in paragraph (5) of Division A above, the holders of the Common Stock shall possess full voting power for the election of directors and for all other purposes subject to the rights of holders of Preference Stock.

DIVISION D.    General Provisions

(1)     Preemptive Rights: No holder of shares of capital stock of any class of the Corporation shall have any preemptive right to subscribe for or acquire any additional shares of capital stock of the Corporation of the same or of any other class or any obligations or securities of any kind which may be convertible into capital stock, whether such shares of capital stock or obligations or other securities are authorized or created at the date of filing of these Articles or thereafter; nor shall any holder of capital stock of any class of the Corporation have any preemptive right to acquire any shares of capital stock of the Corporation of the same or of any other class or any obligations or any securities of any kind of the Corporation which may be held in the treasury of the Corporation, and all such shares of capital stock of any class or obligations or other securities, whether authorized and unissued or held in the treasury of the Corporation may, with respect to the holders of shares of capital stock of the Corporation, be sold for such lawful considerations, at such times and to such persons or entities as the Board of Directors may from time to time determine.

(2)     Issuance of Capital Stock: Except as may be provided herein and by law, the shares of capital stock of any class or series may be issued by the Corporation from time to time without action by the stockholders, for such lawful considerations as may from time to time be fixed by the Board of Directors to such persons, firms and/or corporations as the Board of Directors in its discretion may determine.

(3)     Cumulative Voting: At all elections of directors of the Corporation by the stockholders, except as expressly provided herein, each stockholder of the Corporation entitled to vote thereat shall be entitled to as many votes as shall equal the number of his shares multiplied by the number of directors to be elected and for which he is then entitled to vote, and each such stockholder may cast all of such votes for a single director or may distribute them among the total number of directors for which he is then entitled to vote or among any two or more of such directors, as such stockholder may see fit, which right, when exercised, shall be termed cumulative voting.

ARTICLE IV.

(1) The street address and mailing address of the current registered office is c/o The Corporation Company, 30600 Telegraph Road, Bingham Farms, Michigan 48025.

(2) The name of the current resident agent at the registered office is The Corporation Company.

ARTICLE V.

A director of the Corporation shall not be personally liable to the Corporation or its shareholders for monetary damages for breach of fiduciary duty as a director except for liability (i) for any breach of the director’s duty of loyalty to the Corporation or its shareholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) for a violation of Section 551(l) of the Michigan Business Corporation Act, (iv) for any transaction from which the director derived an improper personal benefit, or (v) for an act or omission occurring before March 1, 1987. In the event the Michigan Business Corporation Act is hereafter amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the Michigan Business Corporation Act, as so amended. Any repeal, amendment or other modification of this section shall not adversely affect any right or protection of any director of the Corporation existing at the time of such repeal, amendment or other modification for or with respect to any act or omission occurring prior to the time of such repeal, amendment or other modification.

ARTICLE VI.

The Board of Directors of the Corporation shall be divided into three classes: Class I, Class II and Class III. Such classes shall be as nearly equal in number as possible. The term of office of the initial Class I Directors shall expire at the annual meeting of shareholders in 1989; the term of office of the initial Class II Directors shall expire at the annual meeting of shareholders in 1990; and the term of office of the initial Class III Directors shall expire at the annual meeting of shareholders in 1991; or in each case thereafter when their respective successors are elected and have qualified. At each annual election held after the initial election of Directors according to classes, the Directors chosen to succeed those whose terms then expire, shall be identified as being of the same class as the Directors they succeed and shall be elected for a term expiring at the third succeeding annual meeting of shareholders or in each case thereafter when their respective successors are elected and have qualified. If the number of Directors is changed, any increase or decrease in Directors shall be apportioned among the classes so as to maintain all classes as nearly equal in number as possible, but in no case shall a decrease in number of Directors shorten the term of any incumbent Director.

A director may be removed by shareholders, but only for cause, at an annual meeting of shareholders and by the affirmative vote of a majority of the shares then entitled to vote for the election of directors. For purposes of this Article, cause for removal shall be construed to exist only if a director whose removal is proposed has been convicted of a felony by a court of competent jurisdiction and such conviction is no longer subject to appeal or has been adjudged by a court of competent jurisdiction to be liable for willful misconduct in the performance of his or her duty to the Corporation in a matter of substantial importance to the Corporation and such adjudication is no longer subject to appeal.

The provisions set forth in this Article may not be repealed or amended in any respect unless such repeal or amendment is approved by the affirmative vote or consent of the holders of not less than two-thirds (2/3) of all shares of stock of the Corporation entitled to vote in elections of directors, considered for purposes of this Article as one class.

The provisions set forth in this Article are subject to the rights of Cumulative Preferred Stockholders and Preference Stockholders which may accrue under Article III.

ARTICLE VII.

In addition to the requirements imposed by Chapter 7A of the Michigan Business Corporation Act on a “business combination” as therein defined, such a business combination shall not be effected without first obtaining the written opinion of an independent investment banker to the effect that the consideration to be paid to shareholders of this Corporation is fair and reasonable.

The Board of Directors may by resolution waive the requirement of this Article as to any particular business combination.

5.
COMPLETE SECTION (a) IF THE RESTATED ARTICLES WERE ADOPTED BY THE UNANIMOUS CONSENT OF THE INCORPORATOR(S) BEFORE THE FIRST MEETING OF THE BOARD OF DIRECTORS; OTHERWISE, COMPLETE SECTION (b).  DO NOT COMPLETE BOTH.

a. ☐
These Restated Articles of Incorporation were duly adopted on the ______ day of _____________, _______, in accordance with the provisions of Section 642 of the Act by the unanimous consent of the incorporator(s) before the first meeting of the Board of Directors.

Signed this _____ day of _____________, ______.

___________________________________    _________________________________

___________________________________    _________________________________
                            (Signatures of Incorporators; Type or Print Name Under Each Signature)

	b. ☑	These Restated Articles of Incorporation were duly adopted on the 16th day of August, 2006, in accordance with the provisions of Section 642 of the Act and: (check one of the following)
☑
were duly adopted by the Board of Directors without a vote of the shareholders.  These Restated Articles of Incorporation only restate and integrate and do not further amend the provisions of the Articles of Incorporation as heretofore amended and there is no material discrepancy between those provisions and the provisions of these Restated Articles.

		☐	were duly adopted by the shareholders. The necessary number of shares as required by statute were voted in favor of these Restated Articles.
☐
were duly adopted by the written consent of the shareholders having not less than the minimum number of votes required by statute in accordance with Section 407(1) of the Act.  Written notice to shareholders who have not consented in writing has been given.  (Note: Written consent by less than all of the shareholders is permitted only if such provision appears in the Articles of Incorporation.)

		☐	were duly adopted by the written consent of all the shareholders entitled to vote in accordance with section 407(2) of the Act.
		☐	by consents given by electronic transmissions in accordance with Section 407(3).
Signed this 16th day of August, 2006 By /s/ George A. Schreiber, Jr. (Signature of an authorized officer or agent) George A. Schreiber, Jr., President and CEO (Type or Print Name)

BCS/CD-510 (Rev. 12/05)

Name of person or organization remitting fees:                      Preparer's name and business telephone number:

        SEMCO Energy, Inc.                                                           Sherry Abbott

                                                                                                                 810-887-4105

INFORMATION AND INSTRUCTIONS
1.
The Restated Articles of Incorporation cannot be filed until this form, or a comparable document, is submitted. This form may be used to draft your Articles of Incorporation. A document required or permitted to be filed under the act cannot be filed unless it contains the minimum information required by the act. The format provided contains only the minimal information required to make the document fileable and may not meet your needs. This is a legal document and agency staff cannot provide legal advice.

2.
Submit one original of this document. Upon filing, the document will be added to the records of the Bureau of Commercial Services. The original will be returned to your registered office address, unless you enter a different address in the box on the front of this document.

Since the document will be maintained on electronic format, it is important that the filing be legible. Documents with poor black and white contrast, or otherwise illegible, will be rejected.

3.
This document is to be used pursuant to sections 641 through 643 of Act 284, P.A. of 1972, for the purpose of restating the Articles of Incorporation of a domestic profit corporation. Restated articles of incorporation are an integration into a single instrument of the current provisions of the corporation’s Articles of Incorporation, along with any desired amendments to those articles.

4.	Item 2 - Enter the identification number previously assigned by the Bureau. If this number is unknown, leave it blank.
5.
Item 5 - Restated Articles of Incorporation submitted before the first meeting of the Board of Directors may be adopted by all of the incorporators by completing Item 5(a). Restated Articles of Incorporation which do not amend the Articles of Incorporation may be adopted by the Board of Directors without a vote of the shareholders by completing Item 5(b). Restated Articles of Incorporation which amend the Articles of Incorporation require adoption by the shareholders by completing Item 5(b).

6.	The duration of the corporation should be stated in the restated Articles of Incorporation only if not perpetual.
7.	This document is effective on the date endorsed "filed" by the Bureau. A later effective date, no more than 90 days after the date of delivery, may be stated.
8.	This document must be signed by: (COMPLETE Item 5(a) or 5(b), BUT NOT BOTH) Item 5(a): a majority of the incorporators. Item 5(b): an authorized officer or agent.
9.
FEES: Make remittance payable to the State of Michigan. Include corporation name on check or money order.

NONREFUNDABLE FEE . . . . . . $ 10.00
TOTAL MINIMUM FEE . . . . . . $ 10.00
ADDITIONAL FEES DUE FOR INCREASED AUTHORIZED SHARES ARE:
each additional 20,000 authorized shares or portion thereof . . . . . . $ 30.00 maximum fee per filing for first 10,000,000 authorized shares . . . . . . $ 5,000.00 each additional 20,000 authorized shares or portion thereof in excess of 10,000,000 shares . . . . . . $ 30.00 maximum fee per filing for authorized shares in excess of 10,000,000 shares . . . . . . $ 200,000.00

	To submit by mail: Michigan Department of Labor & Economic Growth Bureau of Commercial Services - Corporation Division P.O. Box 30054 Lansing, Ml 48909	To submit in person: 2501 Woodlake Circle Okemos, Ml Telephone: (517) 241-6470 Fees may be paid by VISA or Mastercard when delivered in person to our office.

MICH-ELF (Michigan Electronic Filing System):

First Time Users: Call (517) 241-6470, or visit our website at http://www.michigan.gov/corporations
Customer with MICH-ELF Filer Account: Send document to (517) 636-6437

The Department of Labor & Economic Growth will not discriminate against any individual or group because of race, sex, religion, age, national origin, color, marital status, disability or political beliefs. If you need help with reading, writing, hearing, etc., under the Americans with Disabilities Act, you may make your needs known to this agency.

New expedited services beginning January 1, 2006.
Expedited review and filing, if fileable, is available for all documents for profit corporations, limited liability companies, limited partnerships and nonprofit corporations.
Please complete form BCS/CD 272 for expedited service via in person, mail and MICH-ELF.

The expedited service fees are in addition to the regular fees applicable to the specific document:
Same day service
•  One hour- $1000
Review completed within one hour on day of receipt. Document and request for 1 hour expedited must be received by 4 p.m. EST or EDT.

•  Two hour- $500
Review completed within two hours on day of receipt. Document and request for two hour expedited service must be received by 3 p.m. EST or EDT.

•  Same day- $100 for formation documents and applications for certificate of authority.
Same day- $200 for any document concerning an existing entity
Review completed on day of receipt. Document and request for same day expedited service must be received by 1 p.m. EST or EDT.

•  24-hour service- $50 for formation documents and applications for certificate of authority.

•  24-hour service-$100 for any document concerning an existing entity.

First time MICH-ELF user requesting expedited service must obtain a MICH-ELF filer number prior to submitting a document for expedited service. (link to BCS/CD 901 MICH-ELF application)

Reduction in fees for shares of profit corporation takes effect January 1, 2006.

•  Michigan profit corporation: Initial authorized shares and increase in authorized shares

and

•  Foreign profit corporation qualified to do business in Michigan: 60,000 shares considered initially attributable to Michigan and for increase in share attributable* to Michigan.

1-60,000                    $50
60,001-1,000,000             $100
1,000,001-5,000,000            $300
5,000,001-10,000,000            $500
More than 10,000,000            $500 for first 10,000,000 plus $1000 for each additional 10,000,000, or portion thereof

*Foreign corporations only pay for the authorized shares attributable to Michigan. The number of shares attributable to Michigan is determined by multiplying the total number of authorized shares of the foreign corporation by the most recent apportionment percentage used in the computation of the single business tax. If the corporation’s business activities are confined solely to Michigan, the total number of authorized shares are considered attributable to Michigan.